As filed with the Securities and Exchange Commission on December 7, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Home Inns & Hotels Management Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China
(Address of Principal Executive Offices)

2006 Share Incentive Plan
(as amended and restated effective November 3, 2009)
(Full title of the plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐
Copies to:

May Y. Wu Chief Financial Officer Home Inns & Hotels Management Inc. No. 124 Caobao Road Xuhui District Shanghai 200235 People’s Republic of China +(86 21) 3401-9898	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +(852) 3740-4700
CALCULATION OF REGISTRATION FEE

					Proposed
			Proposed Maximum		Maximum	Amount of
	Amount to be		Offering Price		Aggregate	Registration
Title of Securities to be Registered (1)	Registered		Per Share		Offering Price	Fee
Ordinary shares, par value US$0.005 per share	128,813	(2)	$13.29	(2)	$1,711,925
Ordinary shares, par value US$0.005 per share	262,175	(3)	$17.11	(3)	$4,485,815
Ordinary shares, par value US$0.005 per share	4,771,826	(4)	$17.11	(4)	$81,645,943
Total (5)	5,162,814		—		$87,843,683	$4,901.68

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-137983).

(2)	These shares represent ordinary shares issuable upon exercise of currently outstanding options granted under the original 2006 Share Incentive Plan (the “Original 2006 Plan”). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share for these shares is the exercise price per share.

(3)	These shares represent ordinary shares issuable upon exercise of awards that still may be granted under the Original 2006 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on November 30, 2009.

(4)	These shares represent ordinary shares that have been added to the award pool under the Original 2006 Plan pursuant to an amendment to the Original 2006 Plan (as amended and restated, the “Amended 2006 Plan”) approved by the shareholders of the Registrant on November 3, 2009. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on November 30, 2009.

(5)	In accordance with Rule 416(a) under the Securities Act, this registration statement also covers any additional ordinary shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Original 2006 Plan and the Amended 2006 Plan. Any ordinary shares covered by an award granted under the Original 2006 Plan or the Amended 2006 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Original 2006 Plan or the Amended 2006 Plan.

EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5.1
EX-23.1

EXPLANATORY NOTE
     This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering (1) an aggregate of 390,988 ordinary shares of Home Inns & Hotels Management Inc. (the “Registrant”) authorized for issuance under the Registrant’s original 2006 Share Incentive Plan (the “Original 2006 Plan”), consisting of 128,813 ordinary shares issuable upon exercise of currently outstanding options granted under the Original 2006 Plan and 262,175 ordinary shares issuable upon exercise of awards that still may be granted under the Original 2006 Plan; and (2) an aggregate of 4,771,826 ordinary shares of the Registrant that have been added to the award pool under the Original 2006 Plan pursuant to an amendment to the Original 2006 Plan (as amended and restated effective November 3, 2009, the “Amended 2006 Plan”).
     Previously, an aggregate of 7,230,577 ordinary shares of the Registrant were registered for issuance under the Original 2006 Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-139722) filed on December 29, 2006 (the “Original S-8 Registration Statement”). In accordance with the terms of the Original 2006 Plan, the total number of ordinary shares authorized for issuance under the Original 2006 Plan had since then increased to 7,621,565 ordinary shares by November 2, 2009. The 390,988 ordinary shares being registered on this registration statement represent the total number of ordinary shares authorized for issuance under the Original 2006 Plan as of November 2, 2009 in excess of the number of ordinary shares registered under the Original S-8 Registration Statement.
     On November 3, 2009, the shareholders of the Registrant approved an amendment to the Original 2006 Plan that increases the number of ordinary shares authorized for issuance under the Original 2006 Plan by a number equal to 6% of the total number of ordinary shares of the Registrant outstanding as of November 3, 2009, or 4,771,826 ordinary shares. The newly added 4,771,826 ordinary shares under the Amended 2006 Plan are being registered on this registration statement.
     In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2008 filed on April 24, 2009;

(b)	The Registrant’s reports on Form 6-K furnished on May 8, 2009, August 6, 2009, September 23, 2009, November 4, 2009 and November 10, 2009; and

(c)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33082) filed on October 13, 2006, including any amendment and report subsequently filed for the purpose of updating that description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.
Item 8. Exhibits
     See the Index to Exhibits attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on December 7, 2009.

Home Inns & Hotels Management Inc.
By:	/s/ David Jian Sun
	Name:	David Jian Sun
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Mr. David Jian Sun, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Jian Sun David Jian Sun	Chief Executive Officer, Director (principal executive officer)	December 7, 2009
/s/ May Y. Wu May Y. Wu	Chief Financial Officer (principal financial and accounting officer)	December 7, 2009
/s/ Yunxin Mei Yunxin Mei	Co-Chairman of the Board of Directors	December 7, 2009
/s/ Neil Nanpeng Shen Neil Nanpeng Shen	Co-Chairman of the Board of Directors	December 7, 2009

Signature	Title	Date
/s/ Min Bao Min Bao	Director	December 7, 2009
/s/ James Jianzhang Liang James Jianzhang Liang	Director	December 7, 2009
/s/ Kenneth Gaw Kenneth Gaw	Director	December 7, 2009
/s/ Terry Yongmin Hu Terry Yongmin Hu	Director	December 7, 2009
/s/ Arthur M. Wang Arthur M. Wang	Director	December 7, 2009
/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized Representative in the United States	December 7, 2009

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.3 to the report of the Registrant on Form 6-K furnished to the Commission on November 4, 2009)

4.2	Indenture, dated December 10, 2007, constituting RMB 1,110,000,000 USD Settled Zero Coupon Convertible Senior Bonds due December 10, 2012 (incorporated by reference to Exhibit 2.1 to the annual report of the Registrant on Form 20-F filed with the Commission on April 24, 2009)

4.3	Deposit Agreement, dated October 31, 2006, among the Registrant, the depositary, and owners and beneficial owners of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-142190))

4.4	2006 Share Incentive Plan (as amended and restated effective November 3, 2009) (incorporated by reference to Exhibit 99.2 to the report of the Registrant on Form 6-K furnished to the Commission on November 4, 2009)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

*	Filed herewith.